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                                                           EXHIBIT 10

                      NAVISTAR INTERNATIONAL CORPORATION
                         AND CONSOLIDATED SUBSIDIARIES
                      ----------------------------------
                               MATERIAL CONTRACTS



     The following documents of Navistar International Corporation are included herein.

                                                    Form 10-Q Page
                                                    --------------

10.5    Form of Executive Severance Agreement
        which is executed with all executive
        officers dated June 16, 1997.                     E-3

10.20   Navistar International Corporation
        Stock Ownership Program.                          E-12
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                                                         EXHIBIT 10.5

                       EXECUTIVE SEVERANCE AGREEMENT
                       -----------------------------


          THIS AGREEMENT between Navistar International Corporation, a Delaware corporation (the "Company"), its principal operating subsidiary, Navistar International Transportation Corp., a Delaware corporation
("NITC"), and                        (the "Executive"), dated this 16th day
of June 1997.

                                WITNESSETH
                                ----------

          WHEREAS, the Company wishes to assure itself of stability and continuity of senior management and recognizes that organizational changes, including a change in control of the Company or NITC, may occur, and that the possibility of such changes negatively affects or may negatively affect the retention of senior management personnel of the Company and NITC and the decision-making and performance of such personnel with respect to such organizational changes, and the effectiveness of retention and incentivizing features of other elements of the Company's executive compensation program; and

          WHEREAS, the Executive desires to achieve a degree of certainty as to rights to compensation upon certain terminations of employment during the Agreement Period as defined in paragraph 2 below.

          NOW, THEREFORE, this Agreement is made to assure the fulfillment of the Company's and NITC's objectives in a manner which serves the best interests of the Company and NITC and their stockholders by providing the Executive and certain severance benefits in the event of a Termination as defined in paragraph 4 below during the Agreement Period. Accordingly, the Company, NITC and the Executive agree as follows:

          1.     Implementation of Agreement.
                 ----------------------------

          (a) This Agreement shall become effective on the date first set forth above.

          (b) This Agreement shall be sole and exclusive agreement between the parties hereto with regard to severance payments and severance benefits provided by the Company or NITC to the Executive. Specifically, the Executive Severance Agreement between the Company and NITC and the
Executive, dated                     is hereby terminated by mutual
agreement of the parties. All stock options and restricted stock of the Company granted or awarded to the Executive shall be governed by the respective plans and agreements pursuant to which they were granted or awarded. Except as provided in paragraph 5, any pension or other retirement benefits due to the Executive upon termination or retirement of the Executive from the Company or NITC shall be governed by the appropriate pension or benefit plan.

          (c) This Agreement is not an employment contract nor does it alter the Executive's status as an at will employee of the Company or NITC. The Executive may terminate his or her employment with the Company or NITC at any time, and the Company and NITC retain the right to terminate the Executive's employment without notice, at any time, for any reason. This Agreement only provides the Executive with the severance payments and benefits as defined in paragraph 5 below in the event of a Termination as defined in paragraphs 4(a) or 4(b) below.
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          2.     Agreement Period.
                 -----------------

          For purposes of this Agreement, "Agreement Period" means the period beginning on the date first set forth above and ending on the earlier of (i) June 30, 2000, or (ii) the date on which the Executive dies or becomes totally and permanently disabled or on which the Executive voluntarily elects to take retirement in accordance with the Company's or NITC's retirement policy, provided that such election takes place prior to a Change in Control (as defined in paragraph 3 hereof). The Agreement Period automatically shall be extended annually for successive one year periods ending on each subsequent June 30, without any further action on the part of any party hereto, unless the Company or NITC has, at least one hundred eighty (180) days prior to the effective date of such extension, notified the Executive that the Agreement shall not be so extended. If a Change in Control occurs during the Agreement Period, notwithstanding any other provision of this Section 2, the Agreement Period shall not expire earlier than three years after such Change in Control.

          3.   Change in Control.
               ------------------

               For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of
1934), other than employee or retiree benefit plans or trusts sponsored or established by the Company or NITC, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of the Company: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) any dissolution or liquidation of the Company or NITC or sale or disposition of all or substantially all (more than 50%) of the assets of the Company or of NITC occurs: or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board of Directors of the Company immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of the Company. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

          4.     Termination.
                 ------------

          (a) For purposes of this Agreement, a Termination under this paragraph 4(a) shall have occurred if, during the Agreement Period and either prior to a Change in Control or more than 36 months after the then-most recent Change in Control, (i) the Executive's employment is terminated by the Company or by NITC for any reason other than for Cause (as defined below, or (ii) an event occurs which constitutes Good Reason (as defined below), and the Executive voluntarily terminates his or her
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employment with the Company or NITC within ten (10) days after being notified of such an event. For purposes of this Agreement, "Good Reason" means the occurrence, during the Agreement Period and either prior to a Change in Control or more than 36 months after the then-most recent Change in Control, of either of the following events, unless the Executive has given his or her written consent that such event shall not be deemed Good Reason hereunder: the Company or subsidiary (A) reduces the Executive's base salary by 10% or more in one reduction or a series of reductions over a period of time and such reduction is not part of a general reduction for his or her peers as a group and is not a deferral, or (B) takes action which makes the Executive ineligible to participate on the same basis in incentive plans or bonuses in which his or her peers as a group participate. In the event of Termination under this paragraph 4(a), the Executive shall be paid the termination payments and benefits set forth in paragraph 5(a) below. For purposes of this Agreement, the term "Cause" means that the reason for the Executive's termination was for (i) willful misconduct involving an offense of a serious nature, (ii) conviction of a felony as defined by the United States of America or by the state in which the Executive resides, or (iii) continued intentional failure to substantially perform required duties with the Company or its subsidiaries (other than a failure due to physical or mental illness) or, prior to a Change in Control, to substantially comply with requirements as to the ownership of Common Stock of the Company under the Company's Stock Ownership Program as in effect on June 16, 1997, in each case continuing for 15 days after the Executive is given written notice of such failure. If the Executive's termination is for Cause, no termination payments or benefits shall be due or owing by the Company or NITC under paragraph 5(a) below.

          (b) For purposes of this Agreement, a Termination under this paragraph 4(b) shall have occurred if, during the Agreement Period and during the 36 months after a Change in Control, (i) the Executive's employment is terminated by the Company or by NITC, or (ii) an event occurs which constitutes a Constructive Termination (as defined below), and the Executive voluntarily terminates his or her employment with the Company or NITC within ten (10) days of being notified of such an event. For purposes of this Agreement, "Constructive Termination" means the occurrence, during the period of 36 months after a Change in Control, of any of the following events, unless the Executive has given his or her written consent that such event shall not be deemed a Constructive Termination hereunder: (i) a material change, adverse to the Executive, in the Executive's positions, titles, offices, status, nature of responsibilities, organizational level or authority within the Company in effect prior to a Change in Control, except in connection with the termination of the Executive's employment for Cause, disability, or retirement, or as a result of the Executive's death;
(ii) the Company or subsidiary reduces the Executive's annual base salary or annual total compensation opportunities (including threshold, target, and maximum levels in the case of performance-based compensation) as compared to the highest rates in effect for the Executive in the six months prior to the Change in Control; (iii) the Executive becomes ineligible to participate on substantially the same basis in incentive plans, bonuses, benefit plans or fringe benefits in which the Executive participated immediately prior to the Change in Control or in which his or her peers as a group then participate; (iv) the Company and NITC fail to obtain agreements from any successor to assume and agree to perform this agreement as contemplated in paragraph 14 below; or (v) the Company or a subsidiary requires the Executive to be based anywhere more than 45 miles from the location of the Executive's office or the location of the Company's executive offices immediately prior to the Change in Control, except that the Company may require the Executive to be based more than 45 miles from such location if the relocation is to a principal executive office of the Company or principal office of a major division or subsidiary of the Company, provided that the Executive is fully reimbursed, on an after-tax basis, for all reasonable expenses incurred and losses experienced in respect of such relocation in accordance with the relocation policy of the Company or its subsidiaries in effect immediately prior to the date of the Change in Control, and except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company prior to the Change in Control. In the event of a Termination under this paragraph 4(b), the Executive shall be paid the termination payments and benefits set forth in paragraph 5(b) below.
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          (c)    For purposes of this Agreement, a termination of
employment shall be deemed to have occurred only if the Executive is not, after such event, employed by the Company, NITC, or any subsidiary of the Company and/or NITC. A termination of employment by any subsidiary of the Company or NITC shall be deemed to be a termination by the Company and NITC for purposes of this Agreement, if the condition of the first sentence of this paragraph 4(c) is met.

          5.     Termination Payments.
                 ---------------------

          (a) In the event of a Termination as defined in paragraph 4(a) above, the Executive will be entitled to the following payments and benefits:

                 (i) The Company and NITC shall be jointly obligated to pay to the Executive, within ten (10) business days of the Executive's termination of employment, a lump sum amount in cash equal to (A) a Pro Rata (as defined below) portion of the Executive's Target Annual Incentive (as defined below) plus (B) 200% of the sum of the Executive's annual base salary in effect at the time of Termination and Target Annual Incentive. For purposes of this Agreement, "Target Annual Incentive" means the annual incentive amount that would have been payable to the Executive for the fiscal year of Termination under such plan(s), program(s), or policy(ies) which result or would result in the earning of compensation reportable as "Bonus" in the Company's Summary Compensation Table under Item 402(b)(2) of Regulation S-K or any successor thereto for that year assuming the "targeted" level of performance required for payment of such annual incentive was achieved for the fiscal year of Termination and assuming Executive's employment had not terminated. For purposes of this Agreement, "Pro Rata" means a portion of a specified amount determined by multiplying such amount by a fraction the numerator of which is the number of days from the beginning of the fiscal year of Termination through the date of Termination and the denominator of which is the total number of days in the fiscal year of Termination.

                 (ii) In addition, the Company and NITC shall be jointly obligated to provide the following benefits to the Executive: (A) health insurance and life insurance for a period of 12 months immediately following the date of Termination, with the same coverage, in the same amounts and at the same costs to the Executive as in effect immediately prior to the date of the Termination; (B) Company or NITC paid outplacement services normally provided to his or her peers; (C) Company or NITC paid tax counseling and tax forms preparation normally provided to his or her peers for all years up to and including he year of Termination; (D) payment for any unused vacation; and (E) such pension and post-retirement health and life insurance benefits (including grow-in) as are provided for the Executive at his or her level, age and years of service under Company or NITC sponsored retirement plans on the date of the Termination.

          (b) In the event of a Termination as defined in paragraph 4(b) above, the Executive will be entitled to the following payments and benefits:

                 (i) The Company and NITC shall be jointly obligated to pay to the Executive, within ( 10) business days after said Termination, a lump sum amount in cash equal to the sum of the amounts specified in (A) and (B) as follows:

                        (A) A Pro Rata portion of the Executive's Target Annual Incentive; and

                        (B) 300% of the sum of the Executive's annual base salary in effect at the time of Termination and Target Annual Incentive.


                 (ii) The Company and NITC shall be jointly obligated to pay to the Executive the amounts, if any, specified in paragraph 6, at the times specified and otherwise in accordance with paragraph 6.
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                 (iii)  In addition, the Company and NITC shall be jointly
obligated to provide the following benefits to the Executive: (A) health insurance and life insurance for a period of 36 months immediately following the date of termination, with the same coverage, in the same amounts and at the same costs to the Executive as in effect immediately prior to the date of the Change in Control; (B) Company or NITC paid outplacement services normally provided to his or her peers at the time of the Change in Control: (C) Company or NITC paid tax counseling and tax forms preparation normally provided to his or her peers at the time of the Change in Control for all years up to and including the year of Termination; (D) payment for any unused vacation; and (E) such post-retirement health and life insurance benefits (including grow-in) as were provided for the Executive at his or her level, age and years of service under Company or NITC sponsored retirement plans at the time of the Change in Control.

                 (iv) In addition, the Company and NITC shall be jointly obligated to pay the Executive, within 30 days after Termination, a lump sum amount in cash equal to the present value of the Participant's accrued benefits under the Company's Managerial Retirement Objective Plan, the Supplemental Executive Retirement Plan, or successor plans thereto or any other supplemental, non-qualified pension plan including grow-in (together, the "Supplemental Plans") in which the Executive was participating at the time of the Change in Control, determined after giving the Executive three additional years of age and pension service credit thereunder. Such present value shall be determined using actuarial assumptions and discount rates consistent with the Company's practices in effect immediately prior to the Change in Control.

                 (v) The Company and NITC shall be jointly obligated to pay to the Executive, within ten ( 10) business days after said
Termination, a lump sum amount in cash equal to the excess (if any) of the amount specified below in (A) over the amount specified below in (B):

                        (A) 295% of the Executive's average annual compensation from the Company and/or NITC during the five years ended December 31, 1996 as set forth in the Executive's W-2 statements issued by the Company or NITC. If the Executive has not been employed for five years by the Company and/or NITC, his or her average annual compensation will be calculated based on the average of the Executive's annual compensation from the Company or NITC as set forth in the Executive's W-2 statements for the previously ended calendar years during which the Executive was employed by the Company or NITC. If any of the W-2 statements to be used in the calculation is for employment with the Company or NITC for part of a year, the amount shall be annualized for the purpose of the foregoing calculation.

                        (B)     The amount paid or payable under paragraph
                                5(b)(i).

          (c) No portion of any payment made under this paragraph 5 shall be included in any calculation for any pension due the Executive from the Company or NITC.
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         <E-8>

          6.    Tax Gross-Up Payment.
                ---------------------

                In the event that there shall occur a Change in Control of the Company, if the Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), an additional amount shall be payable to the Executive at the time specified below pursuant to Section 5(b)(ii) about the (the Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise
Tax) such that the net amount retained by the Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this paragraph 6, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (A) the Total Payments, and (B) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

          For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

          (A) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

          (B) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of
                 (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of section 280G(b)(l) of the Code (after applying clause (A) above); and

          (C) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

          For the purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up payment is to be made, net of the
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maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date at the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined.

          In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); providing, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up-Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment.

          7.     Confidentiality.
                 ---------------

          The Executive agrees that at all times during and after the Agreement Period as defined in paragraph 2 above, he or she will not divulge or appropriate for personal use or the use of others any secret or confidential proprietary information pertaining to the business of the Company or NITC.
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          8.     Offsetting Payments.
                 -------------------

          In the event of a Termination as defined in paragraph 4 above for which termination payments have been paid, the Company or NITC shall not be entitled to recover or offset any termination payment paid or owed other than for a breach of the obligations set forth in paragraph 7 above.

          9.     Arbitration of All Disputes.
                 ----------------------------

          Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, of whom one shall be appointed by the Company and NITC, one by the Executive and one by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in Chicago in accordance with the rules of the American Arbitration Association, except with respect to the place of arbitration and to the selection of arbitrators which shall be as provided in this paragraph 9. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any award will include interest on any amounts due and payable to the Executive from the date due to the date of payment calculated at the greater of twelve percent (12%) simple interest per annum or one hundred and ten percent (110%) of the prime rate in effect at the Continental Illinois National Bank and Trust Company of Chicago on the first of each month. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Company and NITC shall pay, when submitted by the Executive, the Executive's reasonable attorney's fees and costs and expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) unless the arbitrators specifically find that the Executive's request to arbitrate was frivolous.

          10.    Notices.
                 --------

          Any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to the Executive at the last address filed in writing with the Company or, in the case of the Company or NITC, to the Company or NITC at its principal executive offices, attention General Counsel.

          11.    Non-Alienation.
                 ---------------

          The Executive shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any termination payments or other benefits provided under this Agreement; and no termination payments or other benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law. This provision does not affect beneficiary designations or testamentary dispositions to the extent applicable.

          12.    Governing Law.
                 --------------

          The provisions of this Agreement shall be construed in accordance with the internal law of the State of Illinois.
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         <E-11>

          13.    Amendment.
                 ----------

          This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parities hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

          14.    Successors; Binding Agreement.
                 ------------------------------

          All provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and NITC. The Company and NITC will require its respective successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and NITC would be required to perform it if no such succession or assignment had taken place.

         <E-12>
                                                              EXHIBIT 10.20

         THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
               SECURITIES THAT HAVE BEEN REGISTERED UNDER
                       THE SECURITIES ACT OF 1933

       NAVISTAR INTERNATIONAL CORPORATION STOCK OWNERSHIP PROGRAM


INTRODUCTION

          On June 16, 1997, the Board of Directors of Navistar International Corporation (the "Company") approved the terms of the Stock Ownership Program (the "Program") in which all officers and senior managers in Pay Levels 9-12 (the "Participants") will participate. The Program will require you to make a substantial investment in the common stock of the Company. This memorandum describes the terms of the Program.

          Senior management and the Board believe that, in order for the Company to become the best truck and engine company in North America, senior management of the Company must have a significant ownership stake in the Company. The Program requires you and every other member of senior management to acquire such an ownership stake, and to do so promptly. The goal of the Program is to secure your individual commitment to the management team that intends to implement the vision for the Company and our shareholders, by requiring you to make an "at risk" investment of personal funds as well as career success in the Company. In this way, the Program will reinforce the behavior of every member of senior management to act like an owner.

          In connection with the Program, the Board has also approved the terms of a new severance agreement that the Company will enter into with Officers and Senior Managers. The new severance agreement, which replaces your existing severance agreement, will enhance your protection in the event of termination of employment or a change in control of the Company. In this way, the Company is making a greater commitment to you at the same time as you are making a greater commitment to the Company. Your new severance agreement is being delivered to you under a separate covering memorandum.

THE STOCK OWNERSHIP REQUIREMENT

          Mandatory Ownership Requirement.
          --------------------------------

          The Program imposes a mandatory requirement that you own a specified amount of the Company's common stock, $0.10 par value per share ("Stock"). Failure to continuously own the required amounts of Stock at the times required under the Program will constitute grounds for termination of your employment with the Company and its subsidiaries.

          Required Levels of Stock Ownership.
          -----------------------------------

          Under the Program, you will be required to own a number of shares calculated by reference to your salary, a multiplier assigned to your pay level, and the average of the high and low prices of Stock (rounded down to the nearest dollar) on the date the Program became effective, June 16, 1997 (the "Effective Date"), which was $17.00 per share. The actual number of shares you will be required to own under the Program (the Ownership Requirement") will be specified in Exhibit A, which will be sent to you under separate cover.

          Your Ownership Requirement will not vary with changes in the market price of Stock during the life of the Program, subject to the Board's right of review. Nor will your Ownership Requirement change if your salary is increased or decreased but you remain in the same Pay Level.

         <E-13>

          Unless otherwise determined by the Board, in the event you are promoted to a higher Pay Level after the Effective Date, you will become subject to the Ownership Requirement applicable to that Pay Level, based on your then-current base salary. The additional number of shares needed to meet your new Ownership Requirement will be calculated based on the market price at the date of your promotion (net of the dollar amount associated with your original Ownership Requirement using the market price on the Effective Date). For example, assume a Participant in Pay Level 10 is required to own 13,235 shares based on a $150,000 salary, a multiplier of
1.5 times his salary and a $17.00 market price on the Effective Date. Further assume that the Participant is promoted to Pay Level 11 at a salary of $200,000 when the market price is $20. The additional number of shares needed to satisfy his or her new Ownership Requirement is 11,250 calculated as follows:

     Level 10:  150,000   Salary
     --------     x 1.5   Pay Level Multiplier
                -------
                225,000   divided by 17.00 = 13,235*  Original Ownership
                                             =======  Requirement


     Level 11:  200,000   Salary
     --------    x 2.25   Pay Level Multiplier
                -------
                450,000
               -224,995   (17.00 x 13,235)
               --------
                225,005   divided by 20.00 = 11,250*    Additional
                                             =======    Ownership
                                                        Requirement


          In the case of a person who becomes subject to the Program after the Effective Date (i.e., is promoted to Pay Level 9 or newly hired at Pay Level 9 or above), the Ownership Requirement for that person's salary and Pay Level will apply based upon the market price of Stock on the date he or she becomes subject to the Program.

          The Board intends to review Ownership Requirements every three years, but reserves the right to adjust the Ownership Requirements at any time in its sole discretion to reflect, among other things, market conditions and the Company's ongoing executive compensation programs.

          Time to Meet Ownership Requirement.
          -----------------------------------

          The Ownership Requirement will be phased in, so that you will be required to own shares representing:














----------------------------------------------------
*Rounded down to the nearest number of whole shares.

         <E-14>

        (i) one-third of your Ownership Requirement (the "Initial Ownership Requirement") by August 16, 1997, the 60th day after the Effective Date (the "August 1997 Deadline");

       (ii) two-thirds of your Ownership Requirement (the "Second Ownership Requirement") by August 16, 1998, 14 months after the Effective Date (the "August 1998 Deadline"); and

      (iii) the full amount of the Ownership Requirement by June 16, 2002, 60 months after the Effective Date (the "Ownership Deadline").

          In the case of any promoted or newly hired member of management, any additional or new Ownership Requirement will be phased in so that one-third of such additional or new Ownership Requirement must be met on the 60th day after the promotion or hiring, two-thirds after 14 months, and in full after 60 months. Deadlines applicable to any original Ownership Requirement will not be altered.

          Restriction on Sales or Dispositions of Stock.
          ----------------------------------------------

          Once your Ownership Requirement is met, you must continue to own sufficient Stock to meet the Ownership Requirement until the Ownership Requirement lapses (as discussed below) or the Program is terminated. The Program is indefinite in duration, although it may be terminated or modified at any time by the Board.

          Under the Program, you may not sell or dispose of any shares of Stock that you own (as determined under the Program) at any time that you have not met the full Ownership Requirement, or to the extent the sale or disposition would cause your ownership to fall below your Ownership Requirement. This means that, for example, even if you own shares in excess of one-third of your Ownership Requirement between the August 1997 Deadline and the August 1998 Deadline, you could not sell such excess shares. You can only sell shares if you have met your full Ownership Requirement.

          As stated above, the sale or disposition of shares in violation of the Program's requirements will constitute grounds for termination of employment. The Program does not impose a legal restriction on the transferability of the shares (other than Deferred Shares and Premium Shares, discussed below), but imposes the potential penalty of termination (and forfeiture of Deferred Shares and Premium Shares, as discussed below). Thus, it is up to you to ensure that shares subject to the Program are not sold. The Program does not prohibit a pledge of shares as security for a loan, but if the shares are disposed of as a result of such pledge (for example, due to a default by you on such loan), such disposition will constitute grounds for termination of employment under the Program. Short positions and "put equivalent" derivative securities positions will be deemed dispositions for purposes of the Program

          If you are an officer of the Company subject to the reporting and short-swing profits liability provisions of Section 16 of the Securities Exchange Act of 1934, any purchases you make in the open market in order to meet your Ownership Requirement will be non-exempt transactions, which could potentially be matched with any sale within less than six months before the purchase or six months after the purchase to yield short-swing profits liability.

         <E-15>

          All purchases and sales of Stock in the market are subject to federal and state laws prohibiting transactions while in possession of certain material non-public information, and to Company Policies prohibiting trading on the basis of such material non-public information. Under such Company policies, you are required to pre-clear any transaction with the Company's General Counsel. All shares purchased or sold must be reported to the Office of the Secretary on Exhibit B.

          Shares Deemed Owned Under the Program.
          --------------------------------------

          Shares of Stock that count toward meeting your Ownership Requirement are shares in which you have an exclusive pecuniary interest, and shares in which you and members of your immediate family have an exclusive pecuniary interest if such members have consented to such shares being deemed owned by you for purposes of the Program. This would include shares of Stock owned directly by you, either in record name or in a brokerage account, shares owned by you as a participant in the Company's 401(k) Retirement Savings Plan, shares acquired under the share purchase features of the Program, including units representing Deferred Shares and Premium Shares acquired under the Program (discussed below), and shares or share units under any other plan or program of the Company or any subsidiary if and to the extent so designated by the administrator of the Program. In addition, shares of restricted Stock held under any Company plan under which the vesting conditions are not dependent upon the achievement of a performance goal will count toward meeting your Ownership Requirements; provided, however, that in the event you have irrevocably elected stock withholding in connection with an award of such restricted Stock, the number of such shares that count toward meeting your Ownership Requirements will be reduced to the net number of such shares remaining after applying a 44.5% rate of withholding (rounded down to the nearest whole share).

          On the other hand, shares of restricted Stock held under any Company plan that may or may not vest depending on the achievement of a performance goal will not be deemed to be owned by you until such time as such shares have become vested, and shares which may be acquired upon exercise of an option (whether or not then exercisable) will not be deemed owned by you until such option is duly exercised. In this regard, the surrender or withholding of shares of Stock to pay the exercise price or tax withholding with respect to an option or vesting of restricted Stock will not be deemed a sale or disposition of such shares for purposes of the Program. Shares in which any other person (other than an immediate family member if such member has consented as aforesaid) has a pecuniary interest will not be deemed to be owned by you for purposes of the Program, and will not be subject to restrictions on sale or disposition.

          Lapse of Ownership Requirement; Change in Control.
          --------------------------------------------------

          Your Ownership Requirement will lapse upon your termination of employment for any reason. In addition, all Ownership Requirements lapse upon a Change in Control.

          For purposes of the Program, a "Change in Control" will be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), other than employee or retiree benefit plans or trusts sponsored or established by the Company or Navistar International Transportation Company ("NITC"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) the following individuals

         <E-16>

cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors of the Company: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) any dissolution or liquidation of the Company or NITC or sale or disposition of all or substantially all (more than 50%) of the assets of the Company or of NITC occurs; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board of Directors of the Company immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of the Company. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

          Ownership Reporting and Certification.
          --------------------------------------

          Participants will be required to periodically file reports as to their ownership of shares of Stock under the Program, including purchases, sales or dispositions of Stock.

ACQUISITIONS OF SHARES UNDER THE PROGRAM

          Overview.
          ---------

          The Program includes a number of features to enable Participants to acquire shares, as well as features to encourage Participants to make a substantial and prompt commitment to meeting their Ownership Requirements.

          Company Loan To Meet Two-Thirds of Ownership Requirement.
          ---------------------------------------------------------

          To assist Participants in meeting their Ownership Requirement, the Company will provide financing for a purchase of shares by the Participant on the following terms:

        - The Company will lend to a Participant at any time an amount sufficient to enable the Participant to purchase two-thirds of his or her Ownership Requirement.

        - A Participant requesting a loan will file an application and execute a Note in the forms attached hereto as Exhibits C and D, respectively.

        - The loan will have a term of five years with payment of principal and accrued interest due at maturity in a balloon payment, subject to accelerated maturity in connection with certain terminations of employment, as stated below. A sale, pledge, or other disposition of the shares acquired with the loan will not result in an acceleration of the maturity of the loan. You may voluntarily repay all or any part of the loan or interest thereon prior to maturity, without penalty.

         <E-17>

        - The following provisions apply to the loan in the event of the Participant's termination of employment by the Company (and any subsidiary of the Company which employs the Participant). The terms "Cause," "Good Reason," and "Constructive Termination" have the meanings defined in the Participant's Executive Severance Agreement or other employment agreement in effect at the time of his or her termination of employment. The term "Retirement" means voluntary termination of employment with the Company (and/or any subsidiary of the Company which employs the Participant) following which the Participant is eligible promptly to commence receiving benefits from a qualified pension plan maintained by the Company or any of its subsidiaries.

          -- In the event of the Participant's termination by the Company for any reason other than Cause, termination by the Participant for Good Reason, Constructive Termination of the Participant, or termination by the Participant due to Retirement, the Participant shall be required within 30 days after such termination to either (i) post collateral of a type acceptable to the Company having a fair market value (or, if the Company is then subject to Regulation G promulgated by the Federal Reserve Board, a "loan value" as defined in Regulation G) equal to the lesser of the aggregate amount of the accrued interest and principal then outstanding on the loan or the aggregate fair market value, at the date of such termination, of the shares purchased with the original loan, or (ii) repay the accrued interest and principal of the loan to the extent of the lesser of the aggregate amount of the accrued interest and principal then outstanding on the loan or the aggregate fair market value, at the date of such termination, of the shares purchased with the original loan. Any remaining unpaid principal amount and accrued interest shall remain subject to the terms of the Note.

          -- In the event of the Participant's termination of employment due to death or disability, if the amount of accrued interest and principal of the loan 60 days after the date of termination exceeds the then aggregate fair market value of the shares purchased with the original loan, the Company will forgive, as of such date, the portion of the accrued interest and principal of the loan in excess of such aggregate fair market value of such shares, and the remaining accrued interest and principal amount of the loan shall be immediately due and payable.

          -- In the event of the Participant's termination for Cause or a voluntary termination by the Participant not for Retirement, not for Good Reason prior to a Change in Control and not a Constructive Termination after a Change in Control, the Participant shall be required, within 10 days after such termination, to repay in full the accrued interest and principal of the loan.

        - The exercise of the Put Right (as defined below) following a Change in Control will be deemed a voluntary early repayment of the loan, so that the proceeds of an exercise of such Put Right will be first applied to the accrued interest and principal of the Participant's loan.

         <E-18>

        - Interest will accrue on the loan at the Applicable Federal Rate in effect on the loan commencement date, compounded annually. However, interest is payable only at maturity, except as noted above in the event of certain terminations or upon a voluntary repayment of the loan.

        - The loan will be a "full recourse" loan, meaning that you will be obligated to repay the loan with interest even if the value of the shares purchased with the loan is less than the amount of such repayment; thus, you will be personally at risk with respect to your purchase.

        - The loan will be "unsecured" except as noted above in the event of certain terminations.

          Acquisitions From the Company.
          ------------------------------

          The Program provides for acquisitions of shares of Stock from the Company, by purchase and through the crediting of units representing shares as an incentive to Participants to promptly acquire shares to meet their Ownership Requirements. A Participant may acquire shares from the Company as follows:

        - Company Loan.
          -------------

          Up to two-thirds of your Ownership Requirement may be satisfied by a purchase of shares from the Company using the proceeds of the loan described above. In such case, the purchase price per share shall be the average of the high and the low prices of a share of Stock on the purchase date (or, if that date is not a trading date, on the most recent previous trading date) as set forth in the New York Stock Exchange Composite Transactions listing published in the Midwest Edition of the Wall Street Journal or equivalent financial publication ("Fair Market Value").

        - Salary Reduction. Up to two-thirds of your Ownership Requirement may be satisfied by salary reduction. You may purchase units representing shares ("Deferred Shares") by electing to have your salary reduced, on a pre-tax basis, over any period up to five years. Upon electing a salary reduction, you will be credited with Deferred Shares having a Fair Market Value at that date equal to the elected salary reduction. The amount of salary reduction will be taken by apportioning the aggregate purchase price equally over your pay periods for the succeeding salary reduction period. Deferred Shares acquired through salary reduction will vest (become non-forfeitable) proportionately over the course of the salary reduction period, but vested Deferred Shares generally will not be settled by delivery of actual Stock until your termination of employment (as described below).

        - Annual Incentive Payouts.
          -------------------------

          You may purchase Deferred Shares by electing to have a portion of future annual incentive payments to which you may become entitled under any plan of the Company applied, on a pre-tax basis, to such purchases. You may elect to apply an amount between 50% and 100% of your future annual incentives to such purchases. Your election may be made on an annual basis and must be made prior to July 31, 1997, for the 1997 fiscal year and prior to January 1st

         <E-19>

          for each fiscal year thereafter. If you make this election, you will acquire Deferred Shares at the date an annual incentive payment would otherwise be made to you in an amount determined by dividing the amount of the annual incentive to be applied to the purchase by the Fair Market Value of Deferred Shares at the date the annual incentive would have been otherwise payable. Deferred Shares acquired through the application of annual incentive payouts will vest immediately, but vested Deferred Shares generally will not be settled by delivery of actual Stock until your termination of employment (as described below).


        - Premium Shares. Units representing shares ("Premium Shares") will be credited to an account for the Participant as a reward for certain acquisitions of shares, as follows:

          -- To the extent any shares comprising your Initial Ownership
             Requirement consist of restricted Stock awarded by the Company or are purchased on or before August 16, 1997 in the open market or from the Company (including by exercise of options) using personal funds or funds obtained from a source other than the Company, you will be credited (as of August 16, 1997) with a number of Premium Shares equal to 15% of such shares. To the extent any shares comprising your Second Ownership Requirement (less your Initial Ownership Requirement) consist of restricted Stock awarded by the Company or are purchased on or before August 16, 1997 in the open market or from the Company (including by exercise of options or Company loan, but excluding Deferred Shares acquired by salary reduction or elective deferral of annual incentive payments and all Premium Shares), you will be credited (as of August 16, 1997) with a number of Premium Shares equal to 25% of such shares. To the extent any shares comprising your final Ownership Requirement (less your Second Ownership Requirement) consist of restricted Stock awarded by the Company or are purchased on or before August 16, 1998 in the open market or from the Company (including by exercise of options, Company loan, or elective deferral of annual incentive payments, but excluding Deferred Shares acquired by salary reduction and all Premium Shares), you will be credited (as of August 16, 1998) with a number of Premium Shares equal to 25% of such shares.

          -- If you acquire Deferred Shares as a result of your election to apply 50% of any future annual incentive payment toward their purchase, you will be credited with a number of Premium Shares equal to 5% of the number of Deferred Shares so acquired; if you acquire Deferred Shares as a result of your election to apply 100% of any future annual incentive payment toward their purchase, you will be credited with a number of Premium Shares equal to 15% of the number of Deferred Shares so acquired; and if you acquire Deferred Shares as a result of your election to apply more than 50% but less than 100% of any future annual incentive payment toward their purchase, you will be credited with a number of Premium Shares determined by interpolating on a straight-line basis between 5% and 15% of the number of Deferred Shares so acquired. Premium Shares credited to you in connection with an annual incentive will be credited as of the date the annual incentive would have been otherwise payable.

         <E-20>

          Terms of Deferred Shares and Premium Shares.
          --------------------------------------------

          Deferred Shares and Premium Shares will be credited to a Participant's account in whole shares (rounded down to the nearest whole number). For each such Deferred or Premium Share credited to a Participant's account on a record date for a dividend, a dollar amount will be paid to the Participant at the dividend payment date equal to the amount of dividends paid on one share; provided, however, that the Committee on Organization may require any extraordinary dividend to be deemed reinvested in additional Deferred Shares or Premium Shares (as the case may be) at the Fair Market Value of shares at the dividend payment date. Deferred Shares and Premium Shares may not be transferred or disposed of by a Participant.

          Deferred Shares acquired through salary reduction, and all Premium Shares, are forfeitable until such time as they have vested. In the event the Committee on Organization elects to require an extraordinary dividend to be deemed reinvested in additional Deferred Shares or Premium Shares, such Deferred Shares and Premium Shares acquired through dividend reinvestment on unvested Deferred Shares and unvested Premium Shares ("original Shares") will vest at the times and in proportion to the vesting of the original Shares. Deferred Shares and Premium Shares acquired through dividend reinvestment on vested Deferred Shares and vested Premium Shares will be immediately vested. Vesting terms of Deferred Shares acquired through salary reduction are described above. Deferred Shares acquired by application of annual incentive payments are fully vested (i.e., non-forfeitable) at all times.

          Except as described above with respect to extraordinary dividends deemed to be reinvested in additional Premium Shares, Premium Shares vest in equal installments on each of the first three anniversaries of the date on which they are credited, or earlier upon the occurrence of a Change in Control or termination of employment due to death, disability, or retirement approved in advance by the Committee on Organization. In the event a Participant's employment with the Company or its subsidiaries terminates for any reason, any unvested Deferred Shares and unvested Premium Shares shall be immediately forfeited. In addition, in the event a Participant sells or otherwise disposes of other purchased shares in respect of which Premium Shares were credited, all of the Participant's unvested Premium Shares shall be immediately forfeited. A Participant shall not be treated as having sold or otherwise disposed of purchased shares in respect of which Premium Shares were credited unless he or she has sold or disposed of shares in excess of the number of his or her shares in respect of which no Premium Shares were credited.

          Each vested Deferred Share and each vested Premium Share will be settled by delivery of one share of Stock. Such settlement shall occur within ten days after a Participant's termination of employment (or, in the case of a Participant who retires, such later date as may have been elected by a Participant under procedures approved by the Program administrator); provided, however, that settlement shall be accelerated to the date immediately prior to a Change in Control (subject to any deferral of settlement as may have been elected by a Participant under procedures approved by the Program administrator).

          Deferred Shares and Premium Shares will be appropriately adjusted by the Board in the event of stock splits, stock dividends and other extraordinary, special, and non-recurring dividends, and other extraordinary corporate events.

         <E-21>

          Right to Put Shares to the Company.
          -----------------------------------

          A Participant under the Program has the right, in the event of a Change in Control by action of the UAW or the Supplementary Trust, to "put" to the Company any shares of Stock acquired by the Participant on and after the Effective Date (other than Premium Shares) and owned under the Program immediately prior to the Change in Control, on the following terms and conditions (the "Put Right"). The Put Right represents a right of the Participant to sell, and an obligation of the Company to buy, each share of Stock (other than a Premium Share) acquired under the Program, exercisable by the Participant during a period of 30 days following such Change in Control (as defined above). The purchase price ("strike price") payable by the Company to the Participant for each share to be sold to the Company upon a Participant's exercise of the Put Right shall equal the amount paid per share by the Participant; provided, however, that if the Participant exercises the Put Right as to all shares purchased with a loan from the Company under the Program, the purchase price for such shares shall be deemed to be the greater of the aggregate purchase price of such shares or the unpaid balance (principal plus accrued interest) on the loan, and such purchase price shall be applied to the repayment in full of such unpaid loan balance (with any remaining amount paid to the Participant together with interest thereon as specified in the Note).

          The Participant may exercise the Put Right as to all or less than all of the shares subject to the Put Right, and shall identify such shares in a manner sufficient to identify the original purchase price of the shares as to which the Put Right is exercised.

          Notwithstanding the Company's power to terminate or amend the Program, the Company may not terminate or amend the Put Right following a Change in Control in a manner adverse to a Participant without his or her written consent.

MARKET PRICE RANGE

          For the three years ending December 31, 1996, the high and low sales price for the Company's Stock for the Periods indicated was as follows:
                                                  Stock Price
                                              ------------------
             Year Ending                        High      Low
             ------------                     --------  --------
           December 31,1996                  $ 12.125   $  8.375
           December 31,1995                  $ 17.500   $  9.000
           December 31,1994                  $ 26.625   $ 12.250

          Prior to investing in the Stock, Participants are encouraged to obtain current information concerning the price of the Stock:

RISK FACTORS

          OWNERSHIP OF THE STOCK INVOLVES CERTAIN RISKS.
PARTICIPANTS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS
WELL AS OTHER INFORMATION INCLUDED IN THIS MEMORANDUM BEFORE MAKING AN INVESTMENT IN THE STOCK OFFERED BY THE PROGRAM.

          The Company's ability to be profitable will be dependent upon the Company's ability to adapt to the varying conditions in the medium and heavy duty truck industry. This market is highly competitive and is subject to considerable volatility as it moves in response to cycles in the overall business environment and is particularly sensitive to the industrial sector which generates a significant portion of freight tonnage hauled. Truck demand also depends on general economic conditions, interest rates and fuel costs.

         <E-22>

          The intensity of the competition within the truck industry, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects the Company's ability to increase vehicle prices. Many of the Company's competitors have greater financial resources, which may place the Company at a competitive disadvantage in responding to substantial industry changes that require major additional capital expenditures.

          Government regulation, especially in the environmental and safety areas, has impacted and will continue to impact trucking operations and efficiencies and the specifications of equipment. Complying with such laws and applicable regulations has added and will add to the cost of vehicle emission control systems and increase the capital intensive nature of the Company's diesel engine business.

          Compared with certain of its competitors, the Company is faced with significantly greater health care and pension benefit expenses and less financial flexibility. The Company's pension and benefit plans will continue to experience high current period expenses because of both the absolute number of its past and present employees and the relatively high proportion of retired employees to active employees.

          The Supplemental Trust, a retiree trust created in 1993 pursuant to a restructuring of retiree health care and life insurance programs (the "Supplemental Trust'') currently holds approximately 23.7 million shares of Navistar's non-voting Class B common stock. On June 30, 1998, the non-voting Class B common stock held by the Supplemental Trust will convert into voting Common Stock. Based upon the approximately 49.1 million shares of Common Stock outstanding as of March 10, 1997, the Supplemental Trust would hold approximately 33% of Navistar's voting stock upon conversion. During the time that the Supplemental Trust owns such shares following such conversion, it is likely that the Supplemental Trust will be able to have a significant influence over those matters submitted to a vote of Navistar's shareowners, including the election of directors and approval of certain significant corporate transactions.

FEDERAL INCOME TAX CONSEQUENCES

          Shares purchased in the open market or from the Company under the Program with personal funds or the proceeds of a loan, which are held in the form of actual shares, will represent share ownership by the Participant, so that gains or losses realized upon the ultimate disposition of such shares will be capital gains or losses to the Participant. Deferred Shares and Premium Shares will be rights acquired on a pre-tax basis, so that their settlement by issuance and delivery of shares will result in ordinary income to the Participant equal to the then-fair market value of the shares delivered. Employment taxes (FICA and Medicare) will be due and payable when Deferred Shares and Premium Shares vest, even though income tax liability will be deferred until shares are delivered. Interest on a Company loan will be treated as "investment interest" and will be deductible by a Participant when paid, subject to the limitations applicable to "investment interest." Deloitte & Touche LLP has rendered an opinion that the exercise of a Put Right will not result in a Participant's recognition of income, gain or loss to the extent the amount paid by the Company equals the amount paid per share by the Participant.

          The foregoing is a general summary of certain Federal income tax consequences. Participants are urged to consult their personal tax advisors regarding the tax consequences of their participation in the Program.

         <E-23>

OTHER INFORMATION

          Administrator.
          --------------

          The Program is administered by the Company's Senior Vice President, Employee Relations and Administration.

          Program Not Otherwise Tax-Qualified or Subject to ERISA.
          --------------------------------------------------------

          The Program is not qualified under Code Section 401(a) and is intended to qualify for the "top hat" exemption from the requirements of the Employee Retirement Income Security Act of 1974, as amended.

          Registration: Additional Information.
          -------------------------------------

          On June 16, 1997, the Company filed a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") registering under the Securities Act of 1933, as amended (the "Securities Act"), the offer and sale of up to 650,000 shares in connection with the Program.

          Certain documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), before the Company filed the Registration Statement, including the Company's then-most recent Annual Report on Form 10-K, as well as periodic reports, current reports, and proxy statements filed after the date of such Registration Statement, are incorporated by reference into the Registration Statement. These documents are also incorporated by reference into this memorandum and form part of the prospectus for the Program under the Registration Statement.

          The Company may from time to time update this memorandum to reflect material changes relating to the Program. Such updated information, which will be delivered to Officers and Senior Managers subject to the Program, should be read in conjunction with this memorandum and the other documents that form part of the prospectus for the Program, except to the extent that statements in this memorandum and the other documents have been modified or superseded by statements in a subsequent memorandum or other document forming part of the prospectus for the Program.

          The Company will provide without charge to each person subject to the Program, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (except that exhibits to such documents will not be provided without charge unless such exhibits are specifically incorporated by reference into such documents), a copy of any or all other documents constituting part of the prospectus for the Program previously delivered to such person, and a copy of any or all other documents required to be delivered to such persons by SEC rules. Such requests, and requests for additional information about the Program and its administrator, should be directed to:

                     Navistar International Corporation
                     455 North Cityfront Plaza Drive
                     Chicago, Illinois 60611
                     (312) 836-2000

          The Company will deliver to each person to whom offers and sales are made under the Program, who otherwise does not receive such material, copies of all future reports, proxy statements, and other communications distributed to its shareowners, generally no later than the time such material is sent to shareowners.

         <E-24>


                                                               Exhibit D
                                  PROMISSORY NOTE
$--------
                                                      --------, --------

          FOR VALUE RECEIVED, --------- (the "Maker") hereby promises to pay to the order of Navistar International Corporation, a Delaware corporation (together with its successors and assigns and any other transferee or successor then becoming the holder of this Note, the "Payee"), at the principal office of Navistar International Corporation in Chicago, Illinois, or at such other place as may be designated in the future in writing by the holder of this Note, in lawful money of the United States of America, the principal sum of -----------($-----------), and to pay interest on the unpaid principal balance hereof, and at a rate per annum, as hereinafter provided.

     1. Maturity Date. Except as provided in paragraph 3, the principal balance of this Note shall be due and payable in full upon the Maturity Date. The "Maturity Date" shall be the earliest to occur of the following:

   (a)  The fifth anniversary of the date of this Note;

   (b)  The Accelerated Maturity Date, as specified in paragraph 3; and

   (c) Following an exercise of Maker's Put Right (as defined under the Navistar International Corporation Stock Ownership Program (the "Program")) by Maker, at the date Navistar International
        Corporation settles said Put Right.

     2. Interest. Except as provided in paragraph 3, the unpaid principal balance due hereunder shall accrue interest at the rate of _% per annum, compounded annually. Interest shall be due and payable in full upon the Maturity Date, together with principal as provided in paragraph 1 above.

     3. Effect of Termination of Employment. In the event of the Maker's termination of employment with Navistar International Corporation and any subsidiary of Navistar International Corporation, the provisions of this paragraph shall apply. For purposes of this Note, the terms "Change in Control" and "Retirement" shall have the meanings defined under the Program, and the terms "Cause," "Good Reason," and "Constructive Termination" shall have the meanings defined in the Maker's Executive Severance Agreement or other employment agreement in effect at the time of such termination:

   (a) If Maker's employment was terminated by Navistar International Corporation and/or its subsidiaries for any reason other than Cause, was terminated by Maker for Retirement, was terminated by Maker prior to a Change in Control for Good Reason, or was terminated by Maker at or after a Change in Control in a Constructive Termination, Maker shall be required, within 30 days after such termination, to either (i) post collateral with Navistar International Corporation or its agent, of a type acceptable to Navistar International Corporation, having a fair market value (or, if Navistar International Corporation is then subject to Regulation G promulgated by the Federal Reserve Board, having a "loan value" as defined in Regulation G) equal to the lesser of the aggregate amount of the accrued interest and principal then outstanding on the Note or the aggregate fair market value, at the date of such termination, of the shares of Common Stock of Navistar International Corporation purchased under the Program with the original loan giving rise to this Note (the "Shares"), or (ii) repay the unpaid principal balance together with accrued interest due hereunder to the extent of the lesser of the aggregate amount of such principal balance and accrued interest due hereunder or the aggregate fair market value, at the date of such termination, of the Shares. Any remaining unpaid principal amount and accrued interest shall remain subject to the terms of this Note.

         <E-25>

   (b) In the event Maker's employment terminated due to Maker's death or disability, if the unpaid principal amount and accrued interest hereunder 60 days after the date of termination exceeds the then aggregate fair market value of the Shares, Navistar International Corporation will forgive, as of such date, the portion of the unpaid principal amount and accrued interest hereunder in excess of such aggregate fair market value of the Shares, and the remaining unpaid principal amount and accrued interest hereunder shall be immediately due and payable, which repayment deadline shall be the "Accelerated Maturity Date."

   (c) If Maker's employment was terminated by Navistar International Corporation for Cause, was terminated by Maker not for Retirement, was terminated by Maker not for Good Reason prior to a Change in Control, or was terminated by Maker not in a Constructive Termination at or after a Change in Control, Maker shall be required, within ten days after such termination, to repay in full the unpaid principal amount and accrued interest hereunder, which repayment deadline shall be the "Accelerated Maturity Date."

    4. Optional Prepayment. The Maker may prepay this Note, in whole or in part at any time and from time to time, without penalty or premium. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

    5. Payment Following Change in Control. In the event of a Change in Control by action of the UAW or the Supplementary Trust, Maker may pay this
Note in full (including all principal and interest then accrued) by exercising that certain Put Right of Maker under the Program, in accordance with the terms thereof and at such time as the Put Right is exercisable, as to all of the Shares and delivering said Shares to Navistar International Corporation. In the event any prepayment has been received under paragraph 4 hereof, the Put Right and Shares shall be deemed to have a value equal to the full amount of principal and interest accrued hereunder immediately prior to such exercise plus the amount of the prior prepayment (together with interest thereon, at the rate specified in paragraph 2, from the date or dates of prepayment), such that an amount equal to the prior prepayment (plus interest thereon) shall be payable to Maker in accordance with the terms of the Put Right. If Navistar International Corporation is not then the Payee, it shall thereupon immediately pay over to the Payee in cash the full amount of principal and interest accrued hereunder.

    6. Rights and Remedies. If the Maker fails to make the payment of principal and interest in full when the same shall be due and payable (e.g., upon the Maturity Date), default interest shall become payable on the unpaid amount from and after the Maturity Date at the highest rate of interest then permitted under Illinois law. The Maker agrees to pay all costs of collection when incurred, including, without limitation, reasonable attorney's fees and expenses and court costs. Failure or delay in exercising any right hereunder on the part of the Payee shall not be deemed a waiver thereof.

    7. Waiver of Notice of Demand, Etc. The Maker hereby waives demand for payment, notice of non-payment, notice of dishonor, notice of protest or any other notice.

    8. Entire Agreement; Modification of Terms. This Note constitutes the entire understanding among the parties with respect to the matters set forth and may not be changed or terminated orally, nor may any of its provisions be waived, except by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.

    9. Choice of Law. THIS NOTE AND THE LEGALITY, VALIDITY AND PERFORMANCE OF THE TERMS HEREOF, SHALL BE GOVERNED AND ENFORCED, DETERMINED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

         <E-26>

   10. Assignment and Transferability. This Note shall be binding upon the Maker and the Maker's successors and assigns. Navistar International Corporation may transfer this Note to another party, but shall in no event be relieved of its obligations pursuant to paragraphs 3 and 5 hereof.

     IN WITNESS WHEREOF, Maker and Navistar International Corporation have caused this Note to be executed and delivered as of the date first above written.

                             -----------------------------------------
                             [Participant Name]
                             NAVISTAR INTERNATlONAL CORPORATION

                             By:
                                ---------------------------------------
                                Chairman, President and
                                Chief Executive Officer